Exhibit 10.24

CLINICAL RESEARCH AGREEMENT

THIS CLINICAL RESEARCH AGREEMENT (CRA or Agreement) is entered into effective as of October 26, 2018, between TKL Research, Inc., having its principal place of business at One Promenade Boulevard, Suite 1101/1201, Fair Lawn, New Jersey 07410 (TKL) and Agile Therapeutics, Inc. (Sponsor) having its principal place of business at 101 Poor Farm Road, Princeton, New Jersey 08540 (Sponsor) (together the “Parties”).

Section 1 - General Statement of Agreement

This Agreement sets forth the terms and conditions upon which TKL shall supply Sponsor with clinical research services (the “Services”).

Section 2 - Description of Services

TKL will perform clinical research studies (Study) for Sponsor during the term of this Agreement in accordance with mutually-approved written Protocols in which case the Protocol will be provided by Sponsor or prepared by TKL at Sponsor’s request and the Protocol will specify the Study design, information desired, estimated duration of the Study and all other relevant matters.  TKL will allocate qualified and properly trained staff as appropriate for each study to assure the study will be executed according to schedule. The Protocol will not be changed without prior written consent of the parties.  Protocols prepared by TKL are subject to Sponsor’s approval.

Section 3 - Statements of Work

The terms and conditions of this Agreement shall govern the performance of Services, including but not limited to services pertaining to clinical trials, by TKL for Sponsor under any individual statement of work document (each a “SOW”) entered into between TKL and Sponsor.  Each SOW shall be substantially in the form of Exhibit A-1 to this Agreement.  Each SOW shall be numbered in accordance with the number of the related project (each, a “Project”) and clinical trial (each, a “Clinical Trial”) to which it applies. If the SOW is not explicitly related to a Clinical Trial, it shall be identified by a unique Project name. Each SOW, when signed by each party, shall be deemed to form an integral part of this Agreement and shall be incorporated herein by this reference.  If any term in a SOW conflicts with this Agreement, this Agreement will control except to the extent that the SOW expressly states that such conflicting term prevails over this Agreement.

Section 4 - Term of Agreement

The term of this Agreement shall begin on the date of this Agreement as set forth above and shall continue for a period of five (5) years from such date unless the term is extended by mutual written agreement of the parties, or the Agreement is terminated as described in Section 6 - Termination.  Any SOW, the duration of which extends beyond the expiration or termination of this Agreement, will continue to be performed for the term of such SOW, and will continue to be governed by the terms of this Agreement, which terms shall remain in effect beyond the expiration or termination of this Agreement solely with respect to such SOW.

Section 5 - Financial Consideration and Payment Schedule

The total payment or payments which Sponsor will be obligated to make or cause to be made to TKL to complete each Study shall be set forth in the applicable SOW.  At the end of each month, TKL shall submit an invoice for payments due according to the schedule set forth in the applicable SOW, and payments shall be remitted to TKL within 30 days from receipt of invoice by the Sponsor.

201.587.0500  •  www.tklresearch.com

TKL Research, Inc. One Promenade Boulevard, Suite 1101/1201, Fair Lawn, NJ 07410

Section 6 - Termination

The Sponsor has the right to terminate this Agreement and/or any individual SOW at any time with or without cause upon thirty (30) days written notice to TKL.  Either party may immediately terminate this Agreement and/or any individual SOW for a material breach of this Agreement or the applicable SOW by the other party (the “Breaching Party”), provided that the Breaching Party fails to cure such material breach within thirty (30) days after receipt of written notice specifying such material breach.

If the Sponsor terminates the study, with or without cause, with at least fifteen (15) days notice before the scheduled date of initiation, the Sponsor shall reimburse TKL for its actual, documented losses (the TKL losses) incurred in preparation for that study which include but are not limited to incurred and non-cancellable expenses associated with protocol design and preparation, recruiting, scheduling, advertising, planning, overhead costs and other costs, expenses and losses incurred by TKL.  If the Sponsor terminates the study with less than fifteen (15) days notice before the scheduled date of initiation, the Sponsor shall reimburse TKL for its actual losses as described above, plus 15% of the study fee.  If the Sponsor terminates the study after the study has been initiated, the Sponsor shall reimburse TKL for its actual losses, plus 25% of the study fee.

Upon the expiration or termination of this Agreement or any SOW, TKL shall as soon as practically possible turn over all Services- or Study-related documentation and materials in its possession, including, without limitation, Sponsor’s Confidential Information, study drug and other study materials, and documents created in performing of the Services or individual Study, as applicable.

Termination of this Agreement and/or of any individual SOW for any reason shall not affect the rights of the parties that have accrued on or before termination.

Section 7 – Termination Assistance

TKL shall provide the services in progress immediately prior to termination of such SOW for a period (the “Termination Assistance Services”) of up to thirty (30) days (the “Termination Assistance Period”)and be entitled to compensation on an hourly rate basis for the individuals performing such work (in accordance with the schedule of hourly rates furnished to Sponsor in connection with the applicable SOW); thereafter TKL shall have no further obligation with respect to Termination Assistance Services.  The Parties shall agree to a detailed plan for the performance of the Termination Assistance Services.

Section 8- Delays

If the Sponsor delays the scheduled initiation of the study by more than one (1) week the Sponsor shall give prompt notice of such delay to TKL and reimburse TKL for its non-recoverable losses incurred in preparation for the study, including but not limited to recruiting and advertising, MD fees, and commitments to sub-contractors.

Section 9- Confidentiality

TKL shall maintain in confidence and use only for the purposes contemplated in this Agreement or any SOW (1) data and information which is disclosed by or on behalf of Sponsor to TKL and (2) research data and information which is generated as the result of any Study (the “Extended Confidential Information”) (together the “Confidential Information”).  The preceding obligation shall not apply to data or information which has entered the public domain through no fault of TKL or where Sponsor agrees in writing to its use or disclosure.  TKL agrees to return Confidential Information and all copies thereof at the conclusion of each Study or at an earlier date at the request of the Sponsor, except with respect to raw research Study data where original data will be retained in accordance with United States Food and Drug Administration regulation (or as otherwise required by law).  TKL agrees not to publish, disclose or otherwise reveal to others for a period of ten (10) years after termination or expiration of this Agreement without the permission of the Sponsor any proprietary or Confidential Information unless the information is (a) through no fault of TKL, subsequently published or disclosed publicly by a third party who is not restricted from making such disclosure by any direct or indirect obligation of confidentiality to Sponsor, (b) is required to be disclosed by under a facially valid court order, warrant or subpoena, or litigation request, but only (i) to the extent of such court order, warrant, subpoena, or litigation request and (ii) if TKL first gives Sponsor immediate oral and written notice of the court order, warrant, subpoena, or litigation request to permit Sponsor to take appropriate legal action in the circumstances.

TKL shall hold the Extended Protection Confidential Information in strict confidence and shall not disclose any Extended Protection Confidential Information to any person or entity; provided that Extended Protection Confidential Information may be disclosed to officers, employees, or agents of TKL (collectively, the “Representatives”) who (a) have a need to know the Extended Protection Confidential Information in connection with performance of the Services and only then to the extent required for the Representatives to perform their obligations in connection with the Services, (b) have been informed by TKL of the confidential nature of the Extended Protection Confidential Information and of the confidentiality undertakings of TKL contained herein.  TKL represents and warrants that each Representative has signed a confidentiality agreement containing clauses as least as restrictive as the confidentiality obligations contained herein.  TKL shall use commercially reasonable efforts to limit the number of Representatives that have access to the Extended Protection Confidential Information.  Upon written request by Sponsor, TKL shall provide Sponsor with a list of the names and titles of all Representatives that received access to the Extended Protection Confidential Information.  TKL shall be responsible for any breach of this provision by its Representatives.  TKL shall promptly notify Sponsor of any unauthorized release of, access to or use of Extended Protection Confidential Information.  TKL covenants that it shall maintain security practices designed to meet generally accepted industry practice and are designed to ensure the security, confidentiality and integrity of the Extended Protection Confidential Information.

Section 10 - Reporting of Data

TKL agrees to provide Sponsor periodically, as set forth in each SOW, and in timely manner during the term of this Agreement with the data called for in each Protocol on properly completed case report forms and will compile such data in one final written report for each Study which will be submitted to Sponsor in TKL’s standard format along with a complete copy of all research data generated during the course of the Study within approximately thirty (30) days of termination of that Study.  If the Sponsor requires changes in the report format or a customized format, which requires TKL to expend additional effort, time and expense, Sponsor will reimburse TKL for the additional costs which are incurred by TKL.  TKL agrees to notify Sponsor immediately by telephone after learning of a serious adverse experience or suspected drug reaction of any subject in any Study and to provide written notice of such experience or reaction within three (3) days of its occurrence.

Section 11 - Insurance

TKL maintains insurance coverage for:

Professional Liability	$3 million/ $5 million aggregate
Employment Practices Liability	$1 million/ $3 million aggregate
Automobile Liability	$1 million
Commercial General Liability	$1 million / $2 million aggregate
Workers’ Compensation	as required by law - $1million
Commercial Umbrella Liability	$25 million / $25 million aggregate

Most Physicians/Principal Investigators carry and maintain professional medical liability insurance with limits of not less than $1,000,000 per medical incident and $3,000,000 per medical aggregate for performing services under this Agreement. If requested, TKL shall provide evidence to Sponsor that such insurance coverage has been obtained.

Sponsor shall secure and maintain in full force and effect throughout the performance of the Study insurance policies in such amounts and providing such coverage as is reasonable and customary for clinical development entities undertaking the Services contemplated by this Agreement.  If requested, Sponsor shall provide evidence to TKL that such insurance coverage has been obtained.

Section 12 - Record Retention

TKL shall retain the records and reports required by the Protocol for the longer of (a) five (5) years after delivery of a final report to the Sponsor or (b) such period as may be required by applicable law.  If requested by Sponsor in writing, TKL shall then deliver to the Sponsor all records and reports required by the Protocol (and, if not requested by Sponsor, those records may be destroyed).

Section 13 – Intellectual Property Ownership

All (a) Confidential Information belonging to Sponsor, including, but not limited to, confidential material, processes, trade secrets provide by Sponsor to TKL; (b) derivative works, updates or enhancements thereof or thereto; and (c) materials, documents and data resulting from the Services provide under this Agreement (the “Intellectual Property”), shall be deemed to be and remain Sponsor’s sole and exclusive property and Confidential Information belonging to Sponsor. TKL agrees to execute any documents or undertake any further actions if requested by Sponsor to evidence transfer of title to the Intellectual Property.  Intellectual Property shall be returned to Sponsor at any time upon its request but in no event later than thirty (30) days after the expiration or termination of this Agreement.  However, TKL is entitled to retain one copy of such Intellectual Property belonging to Sponsor, on a confidential basis for legal or regulatory purposes.

Neither party shall acquire any rights in or to any property owned or controlled by the other as a result of performance under this Agreement, except as expressly set forth in this

Agreement.

This Section 13 shall survive termination or expiration of this Agreement.

Section 14 - Use of Investigational Material

TKL acknowledges that this Agreement constitutes a license to TKL by the Sponsor to use the Study materials and Sponsor’s confidential and proprietary information relating to the Study materials solely for the conduct of the Study as contemplated by this Agreement in accordance with the clinical Protocol and in accordance with FDA or other regulations defining the procedures, conditions and requirements applicable to investigational studies.  TKL will not make the Study materials available to any investigator other than those listed on FDA Form 1572 if required nor to any clinical or medical facility for use with patients not properly enrolled in the evaluation, except as otherwise provided for in this Agreement.

Section 15 - Monitoring

TKL agrees that the Sponsor or one of the Sponsor’s duly authorized representatives may visit TKL’s facilities to observe the progress of the Study and to discuss the work completed or in progress and to obtain copies of any written records maintained in the course of the Study providing such visits are made with reasonable notice to TKL.

Section 16 - Applicable Law

This Agreement and all terms, provisions and conditions of the Study and questions of the construction, validity and performance of this contract shall be governed by the laws of the State of New Jersey.  All disputes under this contract are to be decided according to New Jersey law.  The Parties agree that any suit, action, or proceeding with respect to this Agreement shall only be brought in the court of the United States of America for the District of New Jersey or the courts of the State of New Jersey, as the case may be, and by execution of this Agreement, the Parties irrevocably submit to such jurisdiction for that purpose.

Section 17 - Force Majeure

Either party shall be excused from performing its obligations under this Agreement to the extent its performance is delayed or prevented by any cause beyond the party’s reasonable control, including but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, governmental restriction, regulation or control, civil strife, riots, government action, strikes or power failure.  Performance shall be excused only to the extent of and during the reasonable continuation of such disability.  Any deadline or time for performance specified in the Protocol or SOW which falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability.  The affected party will (a) promptly notify the other party if, by reason of any of the disabilities referred to herein, the affected party is unable to meet any deadline or time for performance specified in Protocol or SOW; (b)use commercially reasonable efforts to avoid or remove such causes of non-performance; and (c) continue performance with the utmost dispatch whenever such causes are removed.  In the case of a disability affecting TKL, if any part of the research is rendered invalid as a result of such disability, TKL will, upon written request from the Sponsor and, at the Sponsor’s cost and expense, repeat that part of the research affected by the disability.

Section 18 – Debarment

TKL represents and warrants for itself and its agents that, to the best of its knowledge, information, and belief, it is and they are not using, and will not use, in any capacity, in connection with the performance of the Services by TKL under this Agreement, the Services of any person debarred under subsections 306(A) or 306(B) of the Generic Drug Enforcement Act of 1992.  TKL shall disclose in writing to the Sponsor, as soon as reasonably practicable upon receiving actual notice thereof, the debarment of any employee or agent that is debarred or the existence of any action, suit, claim, investigation, or legal or administrative proceeding, pending or threatened, relating to the debarment of TKL or any person performing Services on behalf of TKL.

Section 19- Obligations and Indemnities

TKL represents and warrants that it shall perform all work required under this Agreement in a professional, diligent and careful manner in accordance with all applicable federal, state and local laws and regulations, and the terms and conditions set forth in the Protocol, applicable SOW, and this Agreement.  TKL shall accurately report the resulting data in a manner suitable to Sponsor and shall have no liability to anyone if it properly performs these duties in accordance with the terms of this Agreement and or any individual SOW.  In the event of any material error or failure by TKL to perform the Study which renders the Study invalid, TKL shall repeat the Study at TKL’s own expense or repay to the Sponsor the contract price to conduct the Study.  TKL shall not, under any circumstances, be liable for incidental or consequential damages attributable to any such error or failure to perform.  It is the purpose and intent of this Agreement that Sponsor shall evaluate the data submitted by TKL and shall make and be solely responsible for the decisions and policies made or to be made on the basis of these data; and shall bear all the liability, if any, arising out of such decisions and policies.

Sponsor agrees to defend, indemnify and hold harmless TKL, including its directors, shareholders, officers, physicians, investigators, agents and employees from any and all losses, damages, reasonable attorneys’ fees, costs, or medical expenses (a “Liability”) resulting from (a) breach of Sponsor’s representations and warranties under this Agreement; and (b) any action or inaction on the part of Sponsor which is a breach of this Agreement or any individual SOW, and (c) any claim, suit or proceeding brought by a third-party against TKL, solely as a result of TKL’s adherence to the terms of this Agreement or any individual SOW., related to this Agreement or any individual SOW.  If TKL, in the enforcement of any part of this Agreement, shall incur necessary medical or litigation expenses or become obligated to pay attorney’s fees or court costs, the Sponsor agrees to reimburse TKL for such expenses, counsel fees, or other costs within thirty days after receiving written notice from TKL of TKL’s incursion of same.  As a condition of this indemnification, TKL shall give Sponsor written notice of any claim made against TKL within five (5) days of receipt of same on the obligations indemnified against and provide Sponsor with cooperation and assistance to defend such claims at Sponsor’s expense.  The indemnity herein provided for will extend from the date of this Agreement to and including ten (10) years from the conclusion of the Study.

Sponsor’s liability under this agreement shall not include any Liability caused by: (a) failure of TKL to adhere to the terms of this Agreement, any individual SOW, the Protocol or Sponsor’s written instructions relative to the use of the Study product or the conduct of the Study; (b) failure of TKL to comply with any applicable federal, state or local laws or regulations including, but not limited to the regulations of the Federal Food and Drug Administration; (c) negligence or willful misconduct by TKL, including its directors, shareholders, officers, physicians, investigators, agents and employees.

TKL agrees to defend, indemnify, and hold harmless Sponsor including its directors, shareholders, officers, agents and employees from any Liability arising from or occurring as a result of (a) the negligence or willful misconduct of TKL; (b) breach of TKL’s representations and warranties under this agreement; and (c) any action or inaction on the part of TKL which is a breach of this Agreement or any individual SOW.  As a condition of this indemnification, Sponsor shall give TKL written notice of any claim made against Sponsor within five (5) days of receipt of same on the obligations indemnified against and provide TKL with cooperation and assistance to defend such claims at TKL’s expense.  The indemnity herein provided for will extend from the date of this Agreement to and including ten (10) years from the conclusion of the Study.

Section 20 - Publication Rights

Unless the Protocol provides otherwise, TKL may publish or publicly present Study results provided a copy of any proposed oral or written publication is approved by Sponsor in advance to submission for publication, which approval shall not be unreasonably withheld or delayed.  If the parties disagree concerning the appropriateness of the data analysis and presentation, TKL agrees to meet with Sponsor prior to submission for publication for the purpose of making good-faith efforts to discuss and resolve any issues or disagreement and, if necessary, to delay publication until such issues are resolved.  Neither party shall use the name of the other party for promotional purposes without the prior written consent of the party whose name is proposed to be used.

Section 21 - Notices

All notices, approvals or consents under this Agreement which are required or are permitted by this Agreement shall be in writing and shall be sent by United States mail or by telecopier by the parties as follows:

TKL Research, Inc.

One Promenade Boulevard, Suite 1101/1201

Fair Lawn, New Jersey 07410

Contact: Derek Grimes — Vice President, Clinical Operations

Telephone: (201) 587-0500;

Fax: (201) 881-8727

e-mail: dgrimes@tklresearch.com

Agile Therapeutics, Inc.

101 Poor Farm Road

Princeton, NJ 08540

Contact: Geoffrey Gilmore — General Counsel

Phone: (609) 356-1931

Fax: (609) 683-1855

Email: ggilmore@agiletherapeutics.com

Section 22 - Independent Contractor

In the performance of this Agreement, TKL shall be an independent contractor.

Neither party is authorized to act as the agent for the other and neither shall be bound by acts of the other.

Section 23 - Agreement Modification

This Agreement and/or any SOW may only be altered, amended or modified by a written document signed by both parties.  TKL will use commercially reasonable efforts to accommodate a request by Sponsor to amend or modify an SOW.  If such changes affect TKL’s costs, performance schedules or other provisions of the SOW, the prices and other affected provisions shall be equitably adjusted by agreement of TKL and Sponsor.

Section 24 - Assignment

Neither this Agreement nor the rights granted under this Agreement shall be assignable or otherwise transferable by either party without the prior consent of the other party; except that TKL and Sponsor may assign all of its rights and obligations hereunder to a third party as part of (a) an acquisition or merger of Sponsor; (b) the sale or transfer of substantially the entire business of Sponsor to which this Agreement relates; or (c) the arrangement of a strategic partnership, alliance or joint venture in which a third party acquires an interest in the business of Sponsor to which this Agreement relates.

Section 25 - Miscellaneous

Each party warrants and represents to the other party that it has full right and authority to enter into this Agreement.  If a provision of this Agreement is held to be invalid, the validity of the remainder of this Agreement will not be affected and the rights and obligations of the parties will be construed and enforced as if this Agreement did not contain the invalid provision.  The provisions of this Agreement and the application thereof are hereby declared to be severable.  Any waiver of any right or obligation hereunder must be in writing and signed by the Parties to be charge therewith.

This Agreement, together with the Exhibits or SOWs attached hereto and any agreement and other documents to be delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, except for the Consultant Services Agreement entered into by the Parties on October 16, 2018.

In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

TKL Research, Inc.	Agile Therapeutics, Inc.
One Promenade Boulevard, Suite 1101/1201	101 Poor Farm Road
Fair Lawn, New Jersey 07410	Princeton, New Jersey 08540

Derek Grimes	Al Altomari
Name	Name

Vice President, Clinical Operations	Chairman & CEO
Title	Title

/s/ Derek Grimes	/s/ Al Altomari
Signature	Signature

October 26, 2018	October 26, 2018
Date	Date